Exhibit 10.14

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), the Release attached as Schedule A hereto (“the Release”), the Nonsolicitation Agreement attached hereto as Schedule B (the “Nonsolicitation Agreement”) and the Noncompetition Agreement attached as Schedule C hereto (the “Noncompetition Agreement”) are made and entered into between Digital River, Inc., including its agents, facilities, affiliates, associated entities, joint ventures, subsidiaries, predecessors, successors, officers, directors, assigns, employees, stockholders, delegates, benefit plans and plan administrators, attorneys and insurers (collectively “Digital River”), and  Gary Howorka (“Mr. Howorka”).  Notwithstanding any other provision of this Agreement, this Agreement shall not be effective or have any effect until the Release has become effective and enforceable. Mr. Howorka and Digital River are sometimes referenced collectively as the “Parties” to this Agreement.

Digital River and Mr. Howorka wish to provide for the modification of their employment and other contractual relationships in connection with Mr. Howorka’s resignation as an Officer of Digital River, Inc., as follows:

I.                                         MR. HOWORKA’S EMPLOYMENT.

The parties agree that Mr. Howorka will have the title of Senior Vice President – Advanced Technologies, reporting to the Chief Executive Officer,  effective September 29, 2003 (the “Transfer Date”), until February 13, 2004 (the “Strategic Planning Period”).  The parties agree that Mr. Howorka’s employment with Digital River will terminate on February 13, 2004 , or sooner if Mr. Howorka accepts other employment (excluding board memberships and part-time consulting arrangements) (such date, the “Separation Date”) or materially breaches this Agreement, including the Schedules thereto.  The parties agree that Mr. Howorka shall remain an employee of Digital River during the Strategic Planning Period, except as specifically provided herein.  The parties agree that Mr. Howorka shall not be an executive officer of Digital River after the Transfer Date.  The parties agree that Mr. Howorka shall be paid at an annual salary of $125,000, less applicable withholdings, in accordance with Digital River’s normal payroll practices during the Strategic Planning Period.

During the Strategic Planning Period Mr. Howorka shall assist Digital River in such projects and work as Digital River may assign to Mr. Howorka.  Such projects and work may include but are not limited to technology architecture, design, intellectual property identification and protection.  Digital River may assign work to Mr. Howorka at its sole discretion during the Strategic Planning Period.  Mr. Howorka may work at such location as he deems appropriate, subject to the reasonable requirements of Digital River.  Digital River is an at will employer, and neither Mr. Howorka or Digital River is bound to continue the employment relationship if either chooses, at its will, to end the relationship at any time period.   Notwithstanding the foregoing, in the event that Digital River terminates Mr. Howorka’s employment without cause during the Strategic Planning Period, or terminates Mr. Howorka’s employment for cause during the Strategic Planning Period where the events deemed to provide “cause” occurred prior to the date of this Agreement, then (i) Mr. Howorka will be relieved of any obligations to Digital River under the Noncompetition Agreement and (ii) the Release will no longer be of any force or effect.  Mr. Howorka agrees during the Strategic Planning Period that he will faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the duties that may be required by Digital River.

The parties agree that Digital River shall pay Mr. Howorka for all accrued and used vacation as soon as is practicable after the Transfer Date.  The parties agree that Mr. Howorka shall no longer accrue vacation after the Transfer Date.

II.                                     CONSIDERATION.

In exchange for the covenants and promises contained in this Agreement and its attachments, and subject to this Agreement, Digital River agrees to provide Mr. Howorka with the following compensation and benefits (the “Consideration”):

A.                                    Payment.  Digital River will continue to make payments to Mr. Howorka through February 13, 2004 as discussed in Paragraph I above.

B.                                    Withholding.  Digital River will withhold from the compensation and benefits payable to Mr. Howorka under this Agreement and the attached Release all appropriate deductions for life insurance, short term disability, health insurance and dental insurance, as applicable.

C.                                    Acknowledgment.  The parties acknowledge that the consideration provided in this Agreement is valuable consideration for this Agreement (including its attachments) and its covenants, and includes payments and benefits to which Employee is not otherwise entitled.

III.                                 COVENANTS OF MR. HOWORKA.

Confidentiality.  The Parties understand that this agreement may be filed with the Securities and Exchange Commission at such time as required by the rules of the Securities and Exchange Commission.  Until such time this contract is so filed, the parties agree that this agreement shall remain confidential.  Until such filing, Mr. Howorka warrants that he has not disclosed, and agrees he will not in the future disclose, the terms of this Agreement, or the existence or terms of consideration to be paid by Digital River to Mr. Howorka, as part of this Agreement and/or the settlement of his claims, to any person, other than to Mr. Howorka’s attorneys and tax advisors (“Confidential Persons”). Mr. Howorka agrees these Confidential Persons shall be bound by the same prohibitions against disclosure as he is, and Mr. Howorka shall be responsible for advising these individuals of this confidentiality provision and obtaining their commitment to maintain such confidentiality.

A.                                    Return of Property.  No later than the Separation Date, except as mutually agreed otherwise, Mr. Howorka will return to Digital River all company property, including but not limited to all identification cards, files, computer hardware, software, equipment and disks, keys, credit cards and records.  The property to be returned includes all information or data regarding clients, prospective clients and vendors of Digital River, whether in original or duplicate form.

B.                                    Cooperation.  Mr. Howorka agrees to cooperate fully with Digital River, including its attorneys or accountants, in connection with any potential or actual litigation, or other real or potential disputes, which directly or indirectly involve Digital River.  Mr. Howorka agrees to appear as a witness and be available to attend depositions, consultations or meetings regarding litigation or potential litigation as requested by Digital River.

C.                                    Confidential Information.  Mr. Howorka acknowledges that he has had access to confidential business information (including, but not limited to, future business plans and personnel information) concerning the business, strategic plans, finances and assets of Digital River (“Confidential Information”).  This Confidential Information is not generally known outside of Digital River.  Mr. Howorka agrees that he will not, without the prior written authorization of Digital River, directly or indirectly use, divulge, furnish or make accessible to any person any Confidential Information, but instead shall keep all Confidential Information strictly and absolutely confidential.  Mr. Howorka will take reasonable care to safeguard and prevent the unauthorized use or disclosure of Confidential Information.

Mr. Howorka expressly acknowledges that he understands that the terms of this subsection are important to this Agreement and that, if he breaches the terms of this subsection, he shall be responsible for all damages to Digital River.  Mr. Howorka also acknowledges and agrees that the Confidential Information acquired during his employment with Digital River is valuable and unique, and that breach by Mr. Howorka of the provisions of this subsection would cause Digital River irreparable injury and damage that cannot be reasonably or adequately compensated by money damages.  Mr. Howorka therefore expressly agrees that Digital River shall be entitled to injunctive or other equitable relief in order to prevent a breach of this subsection of the Agreement in addition to such other remedies legally available to Digital River.  Mr. Howorka expressly waives the claim that Digital River has an adequate remedy at law for such a breach.

IV.                      ADDITIONAL PROVISIONS.  Mr. Howorka agrees to execute the Nonsolicitation Agreement attached as Schedule B and the Non-Competition Agreement attached as Schedule C; and confirms that the Release previously executed by him on September 26, 2003 remains in effect, subject to the rescission rights described in Section VI thereof.

V.                                    MISCELLANEOUS PROVISIONS.

A.                                    Non-Assignment of Claims.  Mr. Howorka represents that he has not sold, assigned, or transferred to any third party any obligation, covenant, or claim of any nature whatsoever relating to any matter covered by this Agreement.

B.                                    Successors.  This Agreement shall be binding upon, enforceable by, and inure to the benefit of Mr. Howorka’s personal or legal representatives and heirs, and of Digital River and any successor company, but neither this Agreement nor any rights or payments arising hereunder may be otherwise assigned or pledged by the parties.

C.                                    Controlling Law and Venue.  The validity of this Agreement and any of its provisions and conditions, as well as the rights and duties of the parties, shall be interpreted and construed pursuant to and in accordance with the internal laws, and not the law of conflicts, of the State of Minnesota.  The Parties select and irrevocably submit to the exclusive jurisdiction of any Minnesota or United States Federal Court sitting in the State of Minnesota for any action to enforce, construe or interpret this Agreement.  The Parties further waive any objection to venue in such state on the basis of forum non conveniens or of convenience of the party.

D.                                    Amendment.  Any amendment to this Agreement shall be made in writing and signed by the Parties.

E.                                      Waiver.  No right arising out of this Agreement can be waived unless the waiver is in writing signed by the party to be bound by such waiver.  A waiver by any party of a breach or default of any provision of this Agreement shall not be deemed a waiver of future compliance.

F.                                      Entire Agreement.  Digital River and Mr. Howorka each represent that no promise or inducement has been offered or made except as set forth or referenced above, or in Schedule A, Schedule B or Schedule C, and that the consideration stated herein is the sole consideration for this Agreement.  This Agreement and its attachments supersede any prior agreement between the parties with respect to the subject matter hereof; provided that the Release shall continue to be of full force and effect, subject to Mr. Howorka’s rescission rights described in Section VI of the Release.

G.                                    Severability.   If one or more provisions of this Agreement are held to be unenforceable under applicable law, (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth below:

Gary Howorka		DIGITAL RIVER, INC.

/s/ Gary Howorka		By:	/s/ Carter D. Hicks
		Its:	CFO

Date:	10/9/03 and 9/26/03	Date:	10/9/03 and 9/26/03

Schedules A, B and C – Intentionally Omitted